Exhibit 99.1

Lucas Energy Announces Recent Results of Production and Settlement of Previously Announced Litigation

For Immediate Release

HOUSTON, TEXAS - (GlobeNewswire) – January 30, 2013 – Lucas Energy, Inc. (NYSE MKT:LEI), an independent oil and gas company (the "Company" or "Lucas"), today announced that over the past 45 days it has conducted a series of work overs on its operated wells and has increased total production from an average of 260 barrels of oil per day in December 2012 to approximately 330 barrels of oil per day as of the end of January 2013.

Additionally, in an effort to reduce expenses moving forward, Lucas has reduced its staffing levels approximately 40%, including both office and operational personnel.  Over the course of calendar 2013, Lucas hopes to reduce its total general and administrative expenses by approximately 40% from the same period in 2012.  A total decrease in general and administrative expenses of approximately $1.7 million (annualized) has already been completed with another $0.5 million anticipated to come off the books as contracts expire during the remainder of calendar 2013. Reductions in Lease Operating Expenses are being studied and will be implemented where warranted.

The Company will continue to seek opportunities to operate more efficiently as it reviews alternative strategies to deliver value to its shareholders.  During the final quarter of fiscal year 2013, Lucas will focus on the following goals: to become a cash-flow positive entity; to resolve the pending legal proceedings; to increase efficiency through the utilization of existing systems and infrastructure; and to evaluate and develop low-risk, low cost opportunities to increase production, while also re-evaluating the overall capital and development strategy required to realize the full potential of the Company’s asset base.  The Company owes a debt of gratitude to the employees of Lucas who are working tirelessly to accomplish these goals, whose efforts are greatly appreciated.

On January 28, 2013, the Company entered into a Settlement Agreement with Seidler Oil & Gas, L.P. (“Seidler”). Seidler had previously filed a lawsuit against the Company on August 13, 2012, in the District Court for the 25th Judicial District of Texas, located in Gonzales County, Texas (Cause No. 25,052).  Pursuant to the settlement and in an effort to avoid protracted and costly litigation, Lucas agreed to, among other things, release certain suspended revenues to Seidler; enter into a joint operating agreement with Seidler; together with Seidler, to return to Seidler and certain private investors approximately $1.38 million in connection with the Hagen Unit 5-H well (the “5-H well”), which well was never drilled; and defend, together with Seidler, any claims associated with certain entities bringing claims against Seidler or Lucas in connection with the 5-H well.

Additionally, in the event that Lucas receives executed releases from certain private investors in the 5-H well prior to March 31, 2013, Lucas agreed to reimburse Seidler an additional $85,000 and release Seidler from any and all claims associated with the suit. Seidler in turn agreed to release Lucas from claims associated with the 5-H well, repay investors in the 5-H well all sums paid by such investors upon the receipt of a release from such investors and dismiss the lawsuit that Seidler previously filed against Lucas with prejudice.

About Lucas Energy, Inc.

Lucas Energy, Inc., a Nevada corporation, is an independent oil and gas company based in Houston, Texas. The Company acquires underdeveloped oil and gas properties, restores production to the properties, and looks for underlying value.  Currently, the Company is active in the Austin Chalk, Eagle Ford, Eaglebine, and Buda trends. Our goal for the current year is production and revenue growth, and expansion of our asset base using joint ventures.

For more information on this and other activities of the Company, please visit the Lucas Energy web site at www.lucasenergy.com.

Company Website:
www.lucasenergy.com

Contact:
Anthony C. Schnur, CEO
tschnur@lucasenergy.com
(713) 528-1881

Forward-Looking Statements

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Act”) and Section 21E of the Securities Act of 1934, as amended (the “Exchange Act”). In particular, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements and are subject to the safe harbor created by these Acts. Any statements made in this news release about an action, projection, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration and development of oil and gas. These risks include, but are not limited to, completion risk, dry hole risk, price volatility, reserve estimation risk, regulatory risk, potential inability to secure oilfield service risk as well as general economic risks and uncertainties, as disclosed in the Company’s SEC filings including its Form 10-K and Form 10-Q’s. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company’s SEC filings are available at http://www.sec.gov.